Ex. 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES GOVERNANCE CHANGES

Minneapolis, MN (August 7, 2025)  -  Winmark Corporation (Nasdaq: WINA) announced today that Jenele C. Grassle has informed the company of her decision not to stand for re-election to the Winmark Board of Directors at its next Annual Meeting of Shareholders in April 2026. Ms. Grassle was elected to Winmark’s Board of Directors in 2001 and currently serves as a member of both the Compensation and Nominating Committees.

“Jenele’s contributions to Winmark over the past twenty-four years have been significant and meaningful.  Over the course of her Board tenure, Jenele has been a key contributor and has led the effort to enhance the governance structure of the company by adding term limits.  She has actively identified and recruited many of our current Board of Directors as well.” noted Brett D. Heffes, Chair and Chief Executive Officer. “I want to personally thank Jenele for her service on behalf of our shareholders and her dedication to helping us over the years. Her leadership has been exceptional, and I thank her for that.”

Additionally, the Company announced that it has named Keith Credendino to its Board of Directors and Audit Committee. Mr. Credendino has over 25 years of successful executive and technology leadership experience. Currently, Mr. Credendino is Chief Information and Technology Officer at Macy’s, Inc. (NYSE: M), a trusted source for quality brands through their iconic nameplates – Macy’s, Bloomingdale’s and Bluemercury. Prior to joining Macy’s, Mr. Credendino was Senior Vice President of Digital Technology & Enterprise Data at Inspire Brands, a multi-brand global restaurant company, and previously served as a technology executive at several enterprise organizations, including The Home Depot, InterContinental Hotels Group (IHG), and Cox Enterprises.

“I am thrilled that Keith will be joining our Board of Directors.  His expertise in delivering technology solutions across a variety of retail and franchise companies will be invaluable to Winmark and our franchisees as we enhance our technology offerings and seek to fulfill our mission to provide Resale for Everyone®,” stated Mr. Heffes.

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 28, 2025, there were 1,371 franchises in operation and over 2,800 available territories.  An additional 77 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company. Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated. Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.